Exhibit 10.1

License Agreement

This License Agreement(this “Agreement”) is made and entered into as of November 15, 2004 (the “Effective Date”) by and between:

             (i)         nStor Corporation,Inc.,a Delaware corporation with a principal place of business at 6190 Corte Del Cedro, Carlsbad, CA 92009, and nStor Technologies, Inc. and all wholly-owned subsidiaries, (collectively, “nStor” or “Licensor”),; and

             (ii)        ARIO Data Networks, Inc. (“ARIO” or “Licensee”), a California corporation with a principal place of business at 2890 Zanker Road, Suite 203, San Jose, CA 95134.

The parties hereto hereby agree as follows:

ARTICLE 1. Definitions And Construction

1.1       Definitions.  In addition to the other capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

             “Affiliate” of a party shall mean any person, corporation, limited liability company, partnership or other entity (“Person”) that, directly or indirectly through one or more intermediaries, Controls or is under common Control with, or is Controlled by, such party, where the term “Control” shall mean (i) ownership or control of at least a fifty percent (50%) interest in the equity or voting power of such Person or (ii) possession, directly or indirectly, of power to direct or cause the direction of the management or policies of such Person;

             “ARIO Integrated Product” shall mean any commercially available FC-to-FC or FC-to-SATA/SAS, SAS-SAS, iSCSI-SAS or other protocolRAID storage system product or component of ARIO having a RAID and/or JBOD (“Just a Bunch of Disks”) controller, board, ASIC, or related user interface software, and which contains Licensor Technology, and/or Derivatives thereof;

             “ARIO License” shall have the meaning ascribed in Section 3.2 of this Agreement;

             “ARIO’s Third Party Customer Use” subject to the limitations set forth in this Agreement, shall mean ARIO’s third party customers’ use only of the Licensor Technology, or Derivatives thereof, solely as incorporated into an ARIO Integrated Product and pursuant to Section 3.5(b) of this Agreement and pursuant to which ARIO shall grant sublicenses of the Licensor Technology which is incorporated into an ARIO Integrated Product.

             “ARIO Use” subject to the limitations set forth in this Agreement, shall mean Licensee’s incorporation and modification, including creating Derivatives, of Licensor Technology for use in the design, manufacture, sale, marketing and distribution of an ARIO Integrated Product;

             “ASIC” is defined as Application-Specific Integrated Circuit;

             “Change of Control” shall have the meaning ascribed in Section 11.6 of this Agreement;

             “Claim” shall mean any and all actual or threatened liabilities, obligations, damages, deficiencies, losses, claims and expenses, including reasonable attorneys’ fees arising out of or in connection with any claim, demand, investigation, suit, proceeding, hearing or action in whatever form, and whether inter partes or ex parte, pending anywhere in the world before any court of competent jurisdiction, tribunal, arbitral panel, governmental or international body, administrative or regulatory agency, or similar authority whether federal, state, local, regional or international;

             “Confidential Information” shall mean all or any portion of written materials marked “Proprietary” or “Confidential” or containing similar markings, as well as any other written or oral information which may be disclosed by a party hereto (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including source code, source listings, program listings, flow charts, databases, schematics, computer programs, drawings, specifications, data, design documents, methods, processes, formulae, inventions, discoveries, know-how, trade secrets, technical information or material, marketing plans, financial information, business plans, business strategies, customer lists, supplier lists and other information, relating to the Disclosing Party’s business, products, marketing, research or development activities;

             “Controller” shall mean a single board computer that contains all of the support circuitry to provide an external stand alone FC-to-FC or FC-to-SAS/SATA, SAS-SAS, iSCSI-SAS or other protocol bridging product with RAID or JBOD processing capabilities.

             “Derivative” of any Proprietary Technology shall mean any enhancement, modification, upgrade or improvement to such Proprietary Technology;

             “Deliverable” shall mean any deliverable to be delivered by nStor pursuant to the Milestone Schedule B;

             “Deliverables Payment” shall have the meaning ascribed in Section 4.2 of this Agreement;

             “Engineering Support Payment” shall have the meaning ascribed in Section 4.4 of this Agreement;

             “Exchange Date” shall mean the first to occur of (i) the date 12 months after ARIO’s first GA release date of an ARIO Integrated Product, or (ii) June 30, 2006;

             “FC” shall stand for “Fibre Channel”;

             “G” shall stand for “Gigabit”;

             “GA” shall mean in connection with a Licensor or Licensee product or service, the “general availability” release date for sale to third party customers of such product or service after substantial testing for fit, function and defects have been completed by the releasing party;

             “Global StorView License Payments” shall have the meaning ascribed in Section 4.5 of this Agreement;

             “Initial ARIO GA Date” shall mean the date of ARIO’s first GA of an ARIO Integrated Product which contains nStor Derivative Product;

             “Initial License Payment” shall have the meaning ascribed in Section 4.1 of this Agreement;

             “Intellectual Property Rights” shall mean the rights of a party in and to current and future worldwide patents and other patent rights, copyrights, trade secrets, trademarks, know-how, mask works, inventions, utility models and other intellectual property and proprietary rights, including all applications and registrations with respect thereto;

             “Licensee Affiliate” shall mean any Affiliate of Licensee;

             “Licensee Proprietary Technology” hall have the meaning ascribed in Section 6.2 of this Agreement;

             “Licensee Design” shall mean Licensee’s Proprietary Technology as agreed to be delivered to nStor pursuant to the nStor License Back;

               “Licensor Affiliate” shall mean any Affiliate of Licensor;

             “Licensor Design” shall mean the final deliverable of Licensor’s Proprietary Technology described in Schedule A;

             “Licensor Proprietary Technology” shall have the meaning ascribed in Section 6.1 of this Agreement;

             “Licensor Technology” shall mean the Licensor Design and the Licensor Proprietary Technology;

             “Milestone Schedule” shall mean the schedule of milestones for the development and delivery of the Licensor Designs set forth on Schedule B;

             “Minimum Royalty Payment” shall have the meaning ascribed in Section 4.3 of this Agreement;

             “nStor Customer List” shall have the meaning ascribed in Section 3.5(c) of this Agreement;

             “nStor Derivative Product” shall mean any enhancement, modification, upgrade or improvement made by ARIO, or ARIO’s Affiliate, partner, agent, or customer, which: (i) is incorporated into an ARIO Integrated Product; and (ii) has source code containing more than 25% of Licensor Technology identical source code, considering the totality of source code in any given ARIO Integrated Product;

             “nStor Integrated Product” shall mean any commercially available nStor storage system product, which contains a chassis, controller and software combination,  and which contains Licensee Design, and/or Derivatives thereof;

             “nStor’s Third Party Customer Use” subject to the limitations set forth in this Agreement, shall mean nStor’s third party customers’ use only of the Licensee Design, or Derivatives thereof, solely as incorporated into an nStor Integrated Product, and pursuant to which nStor shall grant sublicenses of the Licensee Design which is incorporated into an nStor Integrated Product;

             “nStor License-Back” shall have the meaning ascribed in Section 3.2 of this Agreement;

             “Proprietary Technology” of a party shall mean such party’s Confidential Information and any of such party’s technology or Intellectual Property Rights, whether now in existence or hereinafter developed, whether specifically developed under this Agreement;

             “RAID” shall stand for and mean “Redundant Array of Independent Disks”;

             “Royalty Payment” shall have the meaning ascribed in Section 4.3 of this Agreement;

             “SAS” shall stand for and mean “Serial Attached SCSI”;

             “SATA” shall stand for and mean “Serial Advanced Technology Attachment” and “SATA II” shall mean the next generation of SATA;

             “Term” shall have the meaning ascribed in Section 10.1 of this Agreement;

1.2       Construction.  As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine, and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.  The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agreement.  The word “including” when used hereof is not intended to be exclusive and means “including, without limitation”.  References herein to “dollars” and “$” are to United States dollars.  References herein to Section, subsection, paragraph or Schedule shall refer to the appropriate Section, subsection, paragraph or Schedule in or to this Agreement.  Headings contained in this Agreement are for ease of reference only and shall have no legal effect.  The terms “party” or “parties” shall mean, as the case may be, Licensor or Licensee individually or collectively.

ARTICLE 2. Scope Of Agreement

The parties’ desire by this Agreement to create a mechanism that will enable them to implement the business relationship as described herein.  To accomplish the foregoing, this Agreement (i) establishes a framework which will govern the design and delivery of the Licensor Designs and license of Licensor Technologies by Licensor to Licensee and a license-back of improvements from Licensee to Licensor, and (ii) sets forth the terms and conditions in connection therewith.  The parties agree to act in cooperation to further the business interests of both parties and covenant to act in good faith and fair dealing to further such business interests.

ARTICLE 3. Licenses and License-Backs

3.1       Licensor Technologies.  Pursuant to this Agreement, Licensor will develop and test the Licensor Designs set forth in Schedule A and deliver to Licensee the Deliverables on the terms and conditions, and schedule set forth in the Milestone Schedule B.

3.2       License Grants and Scope.  Subject to the terms and conditions of this Agreement, commencing on the date of delivery to ARIO of each of the Licensor Designs set forth on Schedule A on the time frames set forth in Schedule B, nStor hereby grants to ARIO an irrevocable worldwide exclusive license, except with respect to nStor, for the Term of this Agreement, which license shall become perpetual and non-exclusive at the end of the Term, for ARIO’s Use with respect to the Licensor Technology, including any modifications or improvements made by Licensor prior to the Exchange Date, (the “ARIO License”).  Nothing in the ARIO License will restrict nStor's ability to continue to design, build and sell storage systems, controllers, software or bundled solutions, or to maintain or otherwise sell controllers under its existing or pending agreements to sell controllers to its existing customers set forth on the nStor Customer List.  nStor grants ARIO as part of the ARIO License the right to create Derivatives from those Licensor Technologies and to modify those Derivatives, including but not limited to embedding a portion of such Licensor Technologies into ARIO’s XUMA ASIC-based RAID controller/board products and future generations of ASIC controller/board products, all such Derivatives of which will be exclusively owned by ARIO in perpetuity. The ARIO License includes the right of ARIO to distribute and sublicense, subject to Section 3.5(b) and the terms herein, the Licensor Technology for ARIO Third Party Customer Use.    The Licensor Technology licensed pursuant to the ARIO License will remain under ownership of nStor.  As such, nStor will retain the rights to use, improve, modify and otherwise enhance any Licensor Technology.  Any modifications made by ARIO will become Proprietary Technology of ARIO in perpetuity.  In turn, ARIO hereby grants back to Licensor a non-fee bearing, non-exclusive, non-transferable license for all ARIO modifications and/or improvements to Licensor Technologies which are nStor Derivative Products and are made prior to the Exchange Date to the RAID software portion of the Licensor Technologies (“nStor License-Back”).  The nStor License-Back License includes the right of nStor to use, design, manufacture, sale, market and distribute nStor Integrated Product, and to sublicense, subject to the terms herein, the Licensee Design for nStor Third Party Customer Use.  Both parties agree to share and synchronize software, including Derivatives, at periodic intervals of no more that forty five (45) days. This nStor License-Back shall include the right for nStor to develop Derivatives therefrom and all such Derivatives based upon the nStor License-Backwill be exclusively owned by nStor in perpetuity. ThisnStor License-Back shall not apply to any portion of ARIO’s software or products, which is not an nStor Derivative Productor prohibited by ARIO third party agreements. The ARIO License and the nStor License-Back shall survive termination or expiration of this Agreement.

3.3       Modifications and Improvements.  Subject to Section 3.6, each of Licensee and Licensor shall on or before the Exchange Date, unless prohibited by third party customer or development agreements:  (i) report promptly to the other party any problems, defects, errors, design flaws or other material information, including remedies thereon that a party obtains regarding the Licensor Technologies and Derivatives made by either party; (ii) at the reasonable request of a party, cooperate in making changes to the Licensor Design as reasonably necessary or advisable to correct such problems, defects or errors, and (iii)   promptly upon completion thereof, provide to the other party any feature enhancements, improvements and remedies for defects in connection with the Licensor Technologies and Derivatives thereon.

3.4       Documentation and Sample Subsystems.

             (a)        Documentation.  Simultaneously with the delivery of the Licensor Designs set forth on Schedule A,

Licensor shall provide to Licensee technical documentation reasonably necessary to utilize the Licensor Design.  Licensee may integrate portions of such documentation into Licensee’s product-level documentation for Licensee products, and such portions may be used, reproduced or distributed in connection with the sale of such Licensee products.

             (b)        Subsystems.  Simultaneously with the delivery of the Licensor Designs set forth on Schedule A on the time frames set forth in Schedule B, Licensor shall provide to Licensee six (6) subsystem enclosures (twelve (12) carriers, no disk drives) for each released Licensor Design, at Licensee’s expense at commercially reasonable rates, equivalent to 57% discount from Licensor list price per enclosure (engineering sample enclosures are acceptable if GA subsystem enclosures are not yet available at the time).

3.5       License Exclusions and Restrictions.

             (a)        Exclusions.  The ARIO License does not include any license to the software which is related to the “solutions repository” embedded server of which Licensor is currently developing, or to the “Global” version of nStor’s  StorView user interface,; however, the “Local” version of nStor’s StorView user interface will be included in the Licensor Technologies subject to the ARIO License. Licensee is hereby prohibited from reverse engineering, or enabling the “Global” StorView code; however, nothing contained herein shall prohibit Licensee from independently developing the same or similar features for ARIO’s own user interface software.

             (b)        Right to Sublicense.

                         (i)         ARIO License. Licensee shall not have the right to grant any sublicenses in the ARIO License, except Licensee may sublicense any of the rights granted therein to any Licensee Affiliate, Licensee customer for ARIO’s Third Party Customer Use only, or any independent contractor engaged by Licensee and, in each case, solely in connection with the design, development, manufacturing, production, distribution or sale of the Licensee’s product contemplated by the ARIO Use or ARIO’s Third Party Use.  With respect to third party sublicensees, (1) ARIO shall be responsible that each sublicense is bound by the terms and conditions consistent with those in this Agreement, (2) ARIO covenants to obtain nStor’s written consent, which consent shall not be unreasonably withheld, prior to disclosing any nStor source code to any potential sublicense, and (3) ARIO shall be responsible to nStor to prevent any such sublicense from reverse engineering or disassembling the nStor source code disclosed by ARIO pursuant to any such sublicense. Under no event shall Licensee sublicense to anyone Licensor Technology software, or Derivatives, other than as specifically defined by ARIO’s Use or ARIO’s Third Party Customer Use.  Further, each sublicense agreement must include a provision prohibiting the sublicense from attempting to decompile, reverse engineer, or disassemble the source code, or in any other manner, convert the source code into human-readable form.

                         (ii)        nStor License-Back.  Licensor shall not have the right to grant any sublicenses in the nStor License-Back, except Licensor may sublicense any of the rights granted therein to any Licensor Affiliate, customer for nStor’s Third Party Customer Use only, or any independent contractor engaged by Licensor and, in each case, solely in connection with the design, development, manufacturing, production or sale of the Licensor’s product contemplated by this Agreement.  With respect to third party sublicensees, (1) nStor shall be responsible that each sublicense is bound by the terms and conditions consistent with those in this Agreement, (2) nStor covenants to obtain ARIO’s written consent, which consent shall not be unreasonably withheld, prior to disclosing any nStor source code to any potential sublicense, and (3) nStor shall be responsible to ARIO to prevent any such sublicense from reverse engineering or disassembling the ARIO developed Derivative source code disclosed by nStor pursuant to any such sublicense.  Further, each sublicense agreement must include a provision prohibiting the sublicense from attempting to decompile, reverse engineer, or disassemble the source code, or in any other manner, convert the source code into human-readable form.

             (c)        License Restrictions.

                         (i)         ARIO Use.  Licensee shall not use the Licensor Technologies or Derivatives thereon other than for the ARIO Use as expressly permitted by this Agreement.

                         (ii)        Licensee Sales Restrictions.  Licensee shall not sell anystorage subsystem, which includes a chassis, controller, and software combination,   prior to December 31, 2005.  Subsequent to December 31, 2005 and through December 31, 2006, Licensee shall not sell in competition with Licensor any storage subsystem, which includes a chassis, controller, and software combination which controller/board storage subsystem products contain nStor Derivative Product. To facilitate this restriction on Licensee, upon signing of the License Agreement, Licensor will deliver to Licensee a copy of its then existing and prospective customer list which shall include prospects with which Licensor is currently negotiating a written, binding agreement (“nStor Customer List”), and such list shall be kept highly confidential by the CEO and CFO of Licensee and not disclosed by Licensee to anyone, including but not limited to Licensee’s sales and marketing teams or other employees.

                         (iii)       Third Party Software.  The ARIO License shall not include the following third party software:  Inostor RAIDn technology, RAID VI technology, and any changes in the nStor source code that enable such, provided that, at ARIO’s sole option and subject to nStor’s existing license agreement with Inostor, should ARIO purchase a license from Inostor for RAIDn technology and payment to nStor of $37,000, nStor will deliver all its source code which enables such RAIDn technology to ARIO and such source code will become part of the ARIO License and ARIO Use.

             (d)        Licensor’s License Restrictions.  During the Term of this Agreement, Licensor shall not make any further sales of licensesaffecting the Licensor Technologies or Derivativesto any new licensees if that license allows thenew licensee to design, build, distribute or sell RAID controllers or boardswithout being part or a component of a total nStor storage subsystem.   However, nothingin the ARIO License will restrict Licensor's existinglicenses, as of the Effective Date, which are under signed, binding agreements, disclosed in writing to ARIO as set forth in the nStor Customer List, or itsability to continue to design, build and sell storage systems, controllers, software or bundled solutions, or to maintain or otherwise sell controllers under its existing or pending agreements to sell controllers to its existing customers as disclosed in the nStor Customer List, as of the Effective Date, which in the case of existing agreements are under signed, binding agreements.

             (e)        No Other Rights.  Except as expressly granted in this Agreement, no rights, licenses or immunities are granted, whether directly, by implication or estoppel or otherwise, to any Proprietary

Technology of either party.

3.6       Limited Warranty.  nStor warrants to ARIO for a period of one (1) year after delivery of each Licensor Technology set forth on Schedule A that such Licensor Technology shall perform to the specifications set forth in Schedule A and will contain the features set forth therein.  nStor warrants to ARIO for a period of one (1) year after delivery of each Licensor Technology that such Licensor Technology shall not contain any major defects which materially impacts performance or fitness of such Licensor Technology.  nStor makes no warranty or representation that the Licensor Technology will meet ARIO's requirements or be compatible, or work in combination, with any hardware or applications software provided by ARIO or third parties, whether in connection with the design, development or manufacturing of ARIO’s products.

3.7       Engineering Support.  Upon receipt of the engineering support payment described in Section 4.4, beginning December 1, 2004 and for no more than 12 months thereafter, nStor shall assign to ARIO one fulltime qualified engineer for one year or, at nStor’s discretion, two halftime qualified engineers to provide support through training, education, bug fixes and design flaw remedies to the Licensor Technology and assist ARIO with efforts to integrate the Licensor Technology into ARIO or its customers’ products.  For the first three months starting December 1, 2004, nStor agrees to use its reasonable efforts to assign Mr. Stuart Campbell at least half-time.  After this initial three month period, a qualified local resource will be in place and assigned, although reasonable efforts will be made to make the original assigned engineer available for consultation.

ARTICLE 4. Payments

4.1       Initial License Payment.  ARIOagrees to pay nStor an initial license payment of $250,000 (“Initial License Payment”) upon (i) signing of this Agreement, (ii) receiving the nStor Customer List,and (iii) receiving the design documents and source codes described in Schedule A, Section (i).  Promptly upon ARIO’s order thereof, nStor will deliver 6 enclosures and associated components (power supplies, fans, but no disk drives), at ARIO’s expense, at a price of 57% off nStor current list price.

4.2       Deliverables Payments.  Upon receipt of design and performance specifications set forth in Schedule A, Section (ii) and pursuant to the Licensor Deliverable Milestones set forth in Schedule B and reproduced below, along with delivery of 6 enclosures (engineering samples are acceptable) and associated components (power supplies, fans, but no disk drives), at ARIO’s expense, at a price of 57% off nStor current list price, ARIO agrees to pay nStor up to $500,000 (“Deliverables Payments”) according to the schedule set forth below:

GA Quality Product (all software and hardware design specifications and 6 subsystem enclosures)	Scheduled Delivery Date	Payment Amount if delivered on or before Scheduled Delivery Date	Payment Amount if up to 2 months late	Payment Amount if up to 4 months late	Payment Amount if 4 to 6 months late	Payment Amount if > than 6 months late
DC 2 Gb FC-to-FC RAID Controller	Dec. 20, 2004	$125,000	$100,000	$75,000	$50,000	$0
DC 2 Gb FC-to-SAS/SATA II RAID Controller	February. 4, 2005	$125,000	$100,000	$75,000	$50,000	$0
DC 4 Gb FC-to-4 Gb FC RAID Controller	May 15, 2005	$125,000	$100,000	$75,000	$50,000	$0
DC 4 Gb FC-to-SAS/SATA II RAID Controller	May 15, 2005	$125,000	$100,000	$75,000	$50,000	$0

As it is within ARIO’s control and responsibility to integrate the nStor codes, firmware, and Controller technology into alternate chassis configurations, any issues related to such integration will not be considered “late” delivery as set forth in Schedule B.

4.3       Royalty Payments.

             (a)        Royalty Rates.  ARIOagrees to pay nStor a royalty rate of $100 for each Controller sold to a customer by ARIO which incorporates nStor DerivativeProduct during the first 12 months after each ARIO GA date of the respective product set forth on Schedule A, and $50 for each such Controller sold during the next 12 month period after ARIO’s GA date of the respective product (“Royalty Payments”).  For purposes of this Section 4.3 ARIO product incorporating nStor Derivative Products shall deemed to have been sold for Royalty Payment calculation upon shipment and billing (using standard industry billing practices) by ARIO to its customers or distributors,less amounts from any Royalty Payments for actual customer warranty returns where ARIO is obligated to refund previous payments from that specific customer, and less amounts for development kits or evaluation units shipped by ARIO to potential customers where ARIO does not receive actual payments for such units and such units are returned to ARIO.  All Royalty Payments due from ARIO to nStor shall be paid on a quarterly basis within thirty (30) days after the end of each calendar quarter.   ARIO shall make reasonable efforts within fifteen (15) days after the end of each month during the Royalty Payments period to report to nStor the number of units of ARIO product shipped, subject to Royalty Payments, during that month, and the amount of the associated Royalty Payments therefrom.  ARIO agrees to act in good faith and agrees not to attempt to decompile, reverse engineer, or disassemble the nStor source code, or make minor modifications to the nStor source code in order to avoid paying any Royalty Payments to nStor hereunder.

             (b)        Minimum Royalty Payment.  The minimum annual royalty payment hereunder to nStor in the first twelve (12) month period following the Initial ARIO GA Date shall be $300,000, including all theretofore Royalty Payments (“Minimum Royalty Payment”).  If any one of the Deliverables set forth in Schedule B is (i) delayed more than two (2) months from its Scheduled Delivery Date to ARIO, then the Minimum Royalty Payment shall be reduced by 50% to $150,000, or (ii) delayed more than four (4) months from its Scheduled Delivery Date to ARIO, then the Minimum Royalty Payment shall be reduced to zero.   As it is within ARIO’s control and responsibility to integrate the nStor source codes, firmware, and controller technology into alternate chassis configurations, any issues related to such integration will not be considered “late” delivery as set forth herein.  The Minimum Royalty Payment, less previously made Royalty Payments, shall be paid within thirty (30) days of the end of the twelve (12) month period following the Initial ARIO GA Date.

             (c)        Records; Audit Rights.  ARIO shall keep and maintain current, complete and accurate books and records as are necessary and useful for determining the Royalty Payments payable to nStor hereunder.  Upon nStor’s request, at mutually agreeable times no more frequently than annually, an agent or accounting firm selected by nStor shall be provided reasonable access during normal business hours to the records of ARIO for the purposes of auditing of royalties due.  Information concerning revenue received and units of controllers sold, leased, or otherwise distributed or transferred shall be made available for audit.  Persons conducting the audit shall be provided a reasonable opportunity to interview customers of ARIO and any employees of ARIO who have engaged in the development and/or marketing of the controllers.  ARIO will pay any deficiency, and late fees thereon, if any audit shows ARIO underpaid royalties hereunder.  nStor will pay the costs for the audit unless the audit shows the lesser of (a) a five percent (5%) or greater discrepancy or (b) fifty thousand dollars ($50,000) between what has been paid to nStor and what is actually owed by ARIO in which case ARIO will pay all expenses associated with said audit and the deficiency and any late fees.   ARIO shall maintain and preserve all such books and records for a period of three (3) years after the calendar quarter for which the books and records apply.

4.4       Engineering Support Payments.  ARIO will pay nStor an additional $240,000 in three separate payments of $80,000 each on December 1, 2004, January 1, 2005 and February 1, 2005 (“Engineering Support Payment”), provided nStor assigns to ARIO one full-time qualified engineer for up to one year or, at nStor’s discretion, two halftime qualified engineers to assist ARIO in integrating nStor’s RAID code into ARIO’s products. For the first three months beginning December 1, 2004, nStor agrees to use reasonable efforts to assign Stuart Campbell at least half-time.  After this initial three month period, a qualified local resource will be in place and assigned, although reasonable efforts will be made to make the original assigned engineeravailable for consultation.

4.5       “Global” StorView License Payments.  The current version of “Global” StorView will be made available to Licensee, at Licensee’s sole option, for customization and resale to customers at a list price of $1,395 per license, less a 53% discount, netting to a price to Licensee of $656 per license.  Each key will be made available at a list price of $249, less a 53% discount, netting to a price to Licensee of $117 per key(“Global StorView License Payments”).

4.6       Payments Maximum.   The total of payments by ARIO to nStor shall not exceed $3,000,000 for the Initial License Payment, Deliverables Payments, Royalty Payments, and Engineering Support Payments.  This total does not include any payments made by ARIO to nStor for the purchase of engineering samples or enclosures, or payment by ARIO for “Global StorView License Payments.  Notwithstanding anything to the contrary, if the total of such Initial License Payment, Deliverables Payments, Royalty Payments, and Engineering Support Payments reaches $3,000,000, all licenses to ARIO under this Agreement shall automatically be deemed fully paid-up and perpetual.

ATRICLE 5. Confidentiality And Related Agreements

5.1       Confidential Information.

             (a)        Duty of Non-Disclosure.  During the Term (as defined in Section 10.1) and for a two (2) year period thereafter, the Receiving Party shall not:  (i) disclose any Confidential Information to any person other than the Receiving Party’s employees, independent contractors or consultants with a need to know and who are a party to a written agreement containing prohibitions against disclosure at least as stringent as those set forth in this Agreement and under which they have agreed not to disclose any Confidential Information as to which the Receiving Party itself is bound to keep confidential under nondisclosure agreements; and (ii) use Confidential Information for any purpose other than as expressly provided in this Agreement.  The Receiving Party shall protect and safeguard the Confidential Information received by it from unauthorized disclosure by procedures no less stringent than those used for protecting its own Confidential Information and in any event by use of no less than reasonable care.  In any event, Licensor and Licensee each shall have a perpetual, irrevocable right to use the other party’s Confidential Information it may acquire pursuant to its performance under this Agreement, for so long as Licensor or Licensee, as the case may be, maintains the confidential nature of such other party’s Confidential Information as provided herein.

             (b)        Exclusions.  Notwithstanding the foregoing, information shall not be treated as Confidential Information under this Agreement if the Receiving Party can show that the same information:

                         (i)         was in the public domain at the time it was disclosed or later became within the public domain, except through the acts or omissions of the Receiving Party;

                         (ii)        was known to the Receiving Party prior to its disclosure hereunder;

                         (iii)       became known to the Receiving Party from a source other than the Disclosing Party without breach of an obligation of confidentiality;

                         (iv)       was deliberately disclosed to one or more third parties by the Disclosing Party without restriction; or

                         (v)        was independently developed by employees or representatives of the Receiving Party without access to the Confidential Information.

             (c)        Confidentiality of Agreement/Publicity.  In addition to its obligations as set forth above, without the express written consent of the other party hereto, neither party shall disclose the existence or terms of this Agreement to any third party except:  (i) as required by law, including but not limited to documents filed or press releases as required by the SEC; (ii) to its employees who have a demonstrable need to know the terms of this Agreement; (iii) to its attorneys and accountants who have a demonstrable need to know the terms of this Agreement; or (iv) as strictly required in connection with a dispute between the parties with respect to this Agreement.  Any press releases with respect to this Agreement and the transactions contemplated hereby shall require the prior written approval of both parties hereto.  In addition to the above, under no circumstances shall the CEO or CFO of Licensee disclose nStor’s Customer List to anyone including its own employees.

5.2       Performance.  Subject to compliance with the provisions of this Article 5, each party hereto shall provide the other party with such Confidential Information as necessary to enable the other party to perform its obligations in connection with this Agreement.

5.3       No Solicitation.  During the term of this Agreement and for a period of one (1) year after termination or expiration, both parties agree they will not directly or indirectly solicit for employment or hire any director, officer, existing on the Effective Date contractor/consultant, or employee of the other or any subsidiary of the other.

ARTICLE 6. Ownership Of Proprietary Technology

6.1       Ownership of Licensor’s Proprietary Technology.  Subject to the ARIO License and the terms of this Agreement, Licensee acknowledges and agrees that, as between Licensor and Licensee, Licensor is the sole and exclusive owner of the Licensor’s Proprietary Technology and Intellectual Property Rights, (including, but not limited to the Licensor Design, with and without Licensee’s modifications,  improvements or derivatives to Licensor Technologies, and all hardware, firmware, software, test data, information, reports, specifications, source code, object code, documentation, diagrams, flow charts and any other tangible or intangible materials of any type whatsoever relating thereto or derived or produced by Licensor with respect thereto (collectively the “Licensor Proprietary Technology”).  No provision contained in this Agreement shall be construed to transfer to Licensee, any Licensee Affiliate or any other entity any title or ownership interest in the Licensor Proprietary Technology.

6.2       Ownership of Licensee’s Proprietary Technology.  Subject to the nStor License-Back and the  terms of this Agreement, Licensor acknowledges and agrees that, as between Licensor and Licensee, Licensee is the sole and exclusive owner of the Licensee’s Proprietary Technology and Intellectual Property Rights, including, but not limited to the Licensee’s ASIC, controller and board products, with and without Licensor Technologies, Derivatives of Licensor Technologies or nStor Derivative Products therein, and all test data, information, reports, specifications, source code, object code, documentation, diagrams, flow charts and any other tangible or intangible materials of any type whatsoever relating thereto or derived or produced by Licensee with respect thereto (collectively the “Licensee Proprietary Technology”).  No provision contained in this Agreement shall be construed to transfer to Licensor or any other entity any title or ownership interest in the Licensee Proprietary Technology.

6.3       Ownership of Derivatives.  Subject to the terms and conditions of any license granted to the other party in this Agreement, each party shall exclusively own any Derivatives as well as any Intellectual Property Rights in the Derivatives developed by or for itself in perpetuity, and if such Derivatives are developed jointly, they are owned jointly by the Licensee and Licensor without further obligation of one party to the other.

ARTICLE 7. Dispute Resolution

7.1       Dispute Resolution.

             (a)        General.  Any and all disputes between the parties hereto relating to or arising out of any provision of this Agreement (other than Section 3.2 and Articles 5 and 6 (collectively, the “Excluded Provisions”)) (a “Dispute”) shall be resolved in accordance with this Section 7.1.

             (b)        Resolution by Parties.  The parties agree that upon the oral or written request of either party hereto, the parties shall immediately submit any Dispute to the CEO or his designated representative of each party and shall meet and endeavor in good faith to resolve and settle such Dispute within fifteen (15) days thereafter.

             (c)        Unresolved Disputes.  Any and all Disputes that are unresolved pursuant to this Section 7.1 shall be resolved by the parties by submitting such Disputes to binding arbitration in accordance with the applicable procedures of JAMS and conducted under the then-current Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be conducted by one arbitrator appointed pursuant to such procedures.  The arbitrator shall issue an award in support of his or her decision within 120 days of the selection of the arbitrator, stating the legal and factual basis for the decision and the reasoning leading to such decision.  The arbitrator shall be prohibited from awarding damages or remedies in excess of those allowed by the provisions of this Agreement.  The decision and award of the arbitrator shall be final and binding, and judgment on the award so rendered may be entered in any court having jurisdiction thereof.  The arbitration shall be held in Santa Clara County, California, and the award shall be deemed to be made in California.  Both parties will share the costs of the arbitration equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. Notwithstanding anything to the contrary, either party may pursue injunctions or other forms of equitable remedies at any time from any court of competent jurisdiction.

ARTICLE 8. Representations, Warranties And Covenants

8.1       Representations and Warranties.  Each party hereby represents and warrants to the other party that:

             (a)        such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it, and to grant the rights granted by it, pursuant to this Agreement;

             (b)        the execution of this Agreement by such party and the performance of its obligations and duties hereunder shall not violate (A) any agreement to which it is a party or (B) its governing documents;

             (c)        such party is the owner or licensee of its Proprietary Technology, and such party has the right to grant such rights and licenses as granted herein and as may be granted pursuant hereto to the other party free and clear of any and all liens, adjudicated claims, licenses and encumbrances, except as contemplated by this Agreement; and

             (d)        such party does not believe that use of its Proprietary Technology as contemplated herein would infringe any Intellectual Property Rights held by a third party.

8.2       Covenants.  Each party agrees to and for the benefit of the other party that:

             (a)        nothing in this Agreement shall be deemed to create an employment, agency, joint venture, partnership, fiduciary or other relationship among the parties, or be construed to evidence the intention of the parties to establish any such relationship;

             (b)        except as expressly provided herein to the contrary:  (A) such party shall not have the right to bind the other party to any agreement with a third party nor to represent itself as an agent, partner or joint venturer of the other party or to incur any obligation or liability on behalf of the other party; (B) the parties are not directly sharing in any profits from this Agreement and are not otherwise jointly responsible for the other parties’ expenses, losses or liabilities arising in connection therewith, except as expressly provided herein to the contrary; and (C) nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties;

             (c)        such party shall not make any representations or statements regarding the parties’ roles or obligations hereunder that are not expressly provided for, or contained in, this Agreement or in the documentation, promotional literature or advertising materials mutually developed and/or approved by the parties; and

             (d)        such party will not take any action, including entry into any agreement that would be in conflict with its obligations hereunder or would otherwise constitute a breach of any of its representations, warranties or agreements under this Agreement.

ARTICLE 9. Indemnification And Remedies

9.1       Licensor Indemnification.  Subject to the terms and conditions of this Article 9, Licensor hereby agrees to indemnify and hold Licensee and Licensee’s Affiliates, partners and customers harmless from and against any and all Claims resulting from or arising out of any Claim that the Licensor Designs , Licensor Technology or Licensor products provided hereunder infringes any Intellectual Property Right of a third party; provided, however, that this indemnity shall not extend to any Claim based upon an infringement or alleged infringement of any Intellectual Property Right of a third party by:

             (i)         Licensee’s modifications in design, development, integration, manufacturing, production, sale or distribution of any Licensee product utilizing the Licensor Proprietary Technology whereby such infringement is caused by such Licensee modifications; or

             (ii)        any modification, enhancement or improvement of or other change to the Licensor Proprietary Technology made by or on behalf of Licensee or a third party whereby such infringement is caused by such Licensee modifications.

9.2       Licensee Indemnification.  Subject to the terms and conditions of this Article 9, Licensee hereby agrees to indemnify and hold Licensor and Licensor’s Affiliates, partners and customers harmless from and against any and all Claims resulting from or arising out of any Claim that Licensee’s Proprietary Technology or Licensee’s contributions to any modifications and/or improvements of Licensor Technologies (the “Licensee Design”) hereunder infringes any Intellectual Property Right of a third party; provided, however, that this indemnity shall not extend to any Claim based upon an infringement or alleged infringement of any Intellectual Property Right of a third party by:

             (i)         Licensor’s modifications in design, development, integration, manufacturing, production, sale or distribution of any Licensor product utilizing the Licensee Design whereby such infringement is caused by such Licensor modifications; or

             (ii)        any modification, enhancement or improvement of or other change to the Licensee Design made by or on behalf of Licensor or a third party whereby such infringement is caused by such Licensor modifications.

9.3       Third Party Claims.  Promptly after receipt by any party (the “Indemnitee”) of notice of any Claim or the commencement of any action against it in respect of which indemnity or reimbursement may be sought hereunder (an “Assertion”), or any Claim whatsoever with respect to infringement by a party of Intellectual Property Rights of a third party with respect to the Licensor Design, Licensor product, Licensee Design or Licensee product, as the case may be, such Indemnitee shall promptly give written notice of the Assertion to the party obligated to provide indemnification pursuant to this Article 9 (the “Indemnitor”).  The Indemnitor shall have the right and the obligation to assume the defense of such Assertion, at its own expense, with counsel chosen by the Indemnitor.  Notwithstanding that the Indemnitor shall be obligated to assume the defense of any Assertion, the Indemnitee shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnitee, but in such event the fees and expenses of such counsel shall be paid by such Indemnitee, unless:  (i) the Indemnitor shall have agreed to pay such fees and expenses; or (ii) the Indemnitor shall have failed to assume the defense of such Assertion.  Notwithstanding anything to the contrary in this Article 9, the Indemnitor shall not, without the written consent of such Indemnitee (which consent shall not be unreasonably withheld or delayed), settle or compromise any action in any manner that materially and adversely affects such Indemnitee, other than as a result of money damages or other money judgments, provided, however, that the Indemnitor may, without the written consent of the Indemnitee, settle or compromise any action or consent to the entering of any judgment which is for money damages only so long as the Indemnitor pays such money damages, and includes as an unconditional term thereof the delivery by the claimant or plaintiff to such Indemnitee of a duly executed written release of such Indemnitee from all liability in respect of such Assertion.

The obligation of each Indemnitor under this Article 9 is conditioned on the Indemnitee’s agreement that if the Licensor Design, Licensor product, Licensee Design or Licensee product, or the use or operation thereof, becomes, or is likely to become, the subject of a Claim, the Indemnitee will permit Indemnitor, at its option and expense, either to procure the right for the other party to continue using the Intellectual Property or to replace or modify with a mutually acceptable substitute (acceptance not to be unreasonably withheld) having equal or superior functional capability so that it becomes non-infringing.

9.4       Notice of Infringement.  Each party shall, and shall cause its Affiliates to, promptly notify the other party of any alleged infringement of any of such other party’s Intellectual Property Rights with respect to the Licensor Design, Licensee Design or the Licensee product, as the case may be.  Each party shall have the right, but not the obligation, to bring any suit or action for infringement of its Intellectual Property Rights at its own expense.

9.5       Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF DATA OR PROFITS OR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE LICENSED TECHNOLOGY.

9.6       Right to Adequate Assurance of Performance.  It is acknowledged and agreed that this Agreement imposes an obligation on each party that the other’s expectation of receiving due performance will not be impaired.  When reasonable grounds for insecurity arise with respect to the performance of either party the other may in writing demand adequate assurance of due performance and until such party receives such assurance it may, if commercially reasonable, suspend any performance for which the party has not already received the agreed return.  The reasonableness of grounds for insecurity and the adequacy of any assurance offered shall be determined according to commercial standards.  Acceptance of any improper delivery or payment does not prejudice the aggrieved party’s right to demand adequate assurance of future performance.  After receipt of a justified demand, failure to provide within a reasonable time not exceeding thirty (30) days such assurance of due performance as is adequate under the circumstances of the particular case is a repudiation of this Agreement.

9.7       Injunctive Relief.  The parties recognize and agree that in the event of a breach or threatened breach of any of its obligations under any provision of this Agreement, money damages alone would not adequately compensate the other party, and therefore agrees that, in addition to all other remedies available to the other party at law, in equity, by agreement or otherwise, the other party shall be entitled to seek injunctive or other equitable relief for the enforcement of any such obligation.

9.8       Litigation.  Each party hereto hereby irrevocably consents and submits to the jurisdiction of the United States District Court for the Northern District of California in any action or proceeding arising out of or relating to any of the Excluded Provisions or, if the United States District Court for the Northern District of California would not have jurisdiction over such action or proceeding under the Federal Rules of Civil Procedure, then such action or proceeding will be submitted to the jurisdiction of the Superior Court of California, City and County of Santa Clara.  Each party hereby irrevocably: (i) agrees that all Claims in respect of any such action or proceeding may be heard and determined in either of these two courts; (ii) waives any objection which such party now or hereafter may have to the laying of venue for any action or proceeding arising out of or relating to this Agreement brought in the aforementioned courts; and (iii) agrees to consent to transfer of any action involving the parties to such forum based on the convenience and interest of both of the parties.

9.9       Cumulative Remedies.  No remedy made available to a party by any of the provisions this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise.

9.10     Sole Obligations.  The provisions contained in this Article 9 set forth the sole obligations and liabilities of the parties to each other (express, implied, statutory or otherwise) with respect to any infringements or claims of infringement of any Intellectual Property Right.

ARTICLE 10. Term And Termination

10.1     Term.  Unless otherwise earlier terminated or extended pursuant to this Agreement, this Agreement shall commence on the Effective Date and shall expire on June 30, 2006 (the “Term”).  The parties may extend the Term of this Agreement by their mutual written agreement.  The Royalty Payments will terminate upon their respective termination dates pursuant to Section 4.3.

10.2     Termination Events.  Subject to the dispute resolution procedures set forth in Article 7, this Agreement may be terminated by a party (the “Terminating Party”) prior to the expiration of its Term upon the occurrence of any of the following (each, an “Event of Default”) based upon written notice to the other party:

             (a)        if the other party fails or is unable to perform its material obligations under this Agreement without providing, within thirty (30) days after receipt of notice thereof from the Terminating Party, reasonable assurance that it will perform;

             (b)        if the other party breaches (the “Breaching Party”) any material representation, warranty, covenant or agreement hereunder, and such breach, if capable of being remedied, shall not have been remedied within thirty (30) days after receipt by the Breaching Party of written notice thereof by the Terminating Party;

             (c)        subject to Section 10.3 by a party, effective immediately upon written notice to the other party, in the event of:  (i)  the filing by the other party of a petition in bankruptcy or insolvency; (ii) the filing of any voluntary or involuntary petition or answer seeking reorganization, readjustment or arrangement of the other party’s business under any law relating to bankruptcy or insolvency; (iii) the appointment of a receiver for all or substantially all of its property; (iv) the making by the other party of any assignment or attempted assignment for the benefit of creditors; or (v) the institution of any proceedings for the liquidation or winding up of the other party’s business or for the termination of its corporate charter;

             (d)        by a party in accordance with Section 11.1 (Force Majeure); or

             (e)        at any time upon the mutual consent of both parties and as mutually convenient to both parties.

10.3     Effect of Termination./Expiration.

In the event of termination or expiration of this Agreement,each party (the “Returning Party”) shall return to the other party the other party’s Confidential Information in the Returning Party’s possession or control at the time of such terminationor within thirty (30) days of expiration, and the Returning Party shall destroy all copies of the other party’s Confidential Information stored on electronic, magnetic, optical or other memory media in its control, unless such information is authorized in writing by the other party to remain in the possession of the Returning Party, and thereafter refrain from using, in any manner, such Confidential Information.  Upon termination or expiration, Licensorwill recover and retain all rights to market, and modify, its version of the RAID code and board designs licensed to Licensee or designs which incorporate the Licensee Design, and Licensee will retain all rights to market, distribute, sell and modify, its version of the RAID code and board designs which incorporate Licensor Technologies.  The parties will pay all amounts owing, if any, on termination.   The parties agree that the ARIO License and the nStor License-Back survives termination or expiration, including any acquisition or merger or Change of Control of either party by a third party or any reorganization or insolvency proceeding as described in Section 10.2(c).  The parties agree that the Royalty Payments and Minimum Payment due nStor hereunder from ARIO survives any acquisition, merger, Change of Control, or reorganization or insolvency proceeding of ARIO.

10.4     Survival.  In addition to those provisions set forth elsewhere in this Agreement, the rights and obligations of Licensor and Licensee which by their nature are intended to survive the term of this Agreement, including the ARIO License and the nStor License-Back and the parties’ rights and obligations pursuant to Articles 5, 6, 9 and 11, and this Section 10.4, shall survive any termination or expiration of this Agreement, or any portion thereof, and shall continue in perpetuity.

ARTICLE 11. Miscellaneous

11.1     Force Majeure.  If, by reason of fire or other action of the elements, accident, governmental restriction or appropriation or other causes, whether like or unlike the foregoing, beyond the control of a party hereto, such party is unable to perform in whole or in part its obligations set forth in this Agreement, then such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform, so caused, shall not make such party liable to the other party.  Notwithstanding the foregoing, in the event any such cause delays either party’s performance of any of its material obligations under this Agreement, the other party may suspend its performance under this Agreement for the period such delay continues.  This Agreement may be terminated by notice by the party not affected by any such event of force majeure, if such event shall prevent performance for longer than ninety (90) days.  The party subject to an event of force majeure shall use good faith efforts to comply as closely as possible with the provisions of this Agreement and to avoid the effects of such event to the extent possible.

11.2     Notices.  Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed given upon actual receipt if given by telegram, overnight courier, mail, telecopy, facsimile transmission or electronic mail addressed:

                         (i)         if to Licensor, to:

                                     Licensor.

                                     nStor Corporation, Inc.
                                     6190 Corte del Cedro
                                     Carlsbad, CA 92009

                                     Attention: Todd Gresham, President and CEO
                                     Fax:  (760) 683-2544
                                     E-mail:  Todd.Gresham@nstor.com

                         (ii)        if to Licensee, to:

                                     ARIO Data Networks, Inc.
                                     2890 Zanker Road, Suite 203
                                     San Jose, CA 95134

                                     Attention: Louis T. Hsieh
                                        CFO

                                     Fax:  (408) 432-9449
                                     E-mail:  lhsieh@ariodata.com

                         (iii)       to such other address as Licensor or Licensee may designate by ten (10) days advance written notice to the other party hereto.

11.3     Governing Law.  This Agreement, its construction, validity and effect shall be governed by the laws of the State of California, without regard to any conflicts of laws rules and principles.  The parties agree that the 1980 U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.4     Integration.  This Agreement, including the Schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior representations, assurances, courses of dealing, agreements and undertakings, whether written or oral, between them concerning such subject matter.

11.5     Amendment.  This Agreement may not be amended or modified except by written agreement signed by authorized representatives of both parties.

11.6     Assignment; Change of Control; Binding Effect.  Unless otherwise provided for in this Agreement, this Agreement shall survive any merger, acquisition, or  Change of Control of either party (as defined below) and shall be deemed an assignment of this Agreement.  “Change of Control” means the acquisition of beneficial ownership of more than fifty percent (50%) of the then outstanding voting securities of a party entitled to vote generally in the election of directors, including any such acquisition that is made pursuant to a merger or other business combination.  Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties, their respective assigns and successors in interest.

11.7     Counterparts and Facsimile.  This Agreement may be executed on facsimile copies in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

11.8     Severability.  If any provisions of this Agreement shall be held by an arbitrator or a court of competent jurisdiction to be contrary to law or public policy or otherwise unenforceable:  (i) the remaining provisions of this Agreement as well as any portions thereof shall remain in full force and effect; (ii) the affected provision shall remain unenforceable to the fullest extent of the parties’ stated intentions consistent with applicable law and public policy; and (iii) the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly reflects the parties’ stated intention as set forth in such affected provision.

11.9     Basis of Bargain.  Each party recognizes and agrees that the warranty disclaimers, insolvency and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

11.10   No Presumptions.  No presumption shall operate in either party’s favor as a result of it or its counsel’s role in drafting the terms and provision hereof.

11.11   Expenses.  Each party shall pay its own expenses incurred (including the fees of counsel, consultants and other advisors) on such party’s behalf in connection with negotiation and execution of this Agreement or any transactions contemplated thereby.

11.12   Export Controls.  Notwithstanding any contrary provision of this Agreement, the parties hereto agree that neither party will export, or attempt to export, from the United States any technical data received hereunder or the immediate product (including processes and services) produced directly by use of such technical data, without first obtaining all necessary licenses and consents under any applicable United States treaties, statutes and regulations regarding exports, including the U.S. Department of Commerce Export Administration regulations and under any applicable export control laws of relevant foreign jurisdictions.  The failure by either party to obtain any such license or consent, or the inability of a party to export any technology hereunder because of such failure to obtain such license or consent, shall not be considered to be a material breach by such party of the terms of this Agreement, as long as that party used commercially reasonable efforts to seek to obtain such license or consent and such license or consent was not granted.

[Signature page to follow]

In Witness Whereof, the undersigned execute this Agreement effective as of the date first set forth above.

nStor Corporation, Inc. and nStor Technologies, Inc.	ARIO Data Networks, Inc.

By: /s/Todd Gresham Name: Todd Gresham Title: President & CEO	By: /s/ Russell Krapf Name: Russell Krapf Title: CEO

List of Schedules

SCHEDULES ARE OMITTED FROM THIS FILING

                                     Schedule A                   Licensor Designs and Technologies Description

                                     Schedule B                   Licensor Milestone Schedule